                                                                  EXHIBIT (20)


                           INOTEK TECHNOLOGIES CORP.
                      REPORT FURNISHED TO SECURITY HOLDERS

TO OUR SHAREHOLDERS:

INOTEK Technologies Corp. reported earnings of $119,390 or $.03 per share on revenues of $6,143,396 for its third quarter ended February 28, 1997 compared with earnings of $33,788 or $.01 per share on revenues of $6,308,970 for the third quarter of the previous year.

We have been informed by NASDAQ that the new regulation which would require a minimum bid price of $1.00 to remain listed among the NASDAQ Small
Cap Stocks has been delayed. We are hopeful that our bid price will soon exceed $1.00 and therefore negate having to implement a reverse stock split.
Consequently, we are deferring consideration of such a split. Because we have now achieved three consecutive quarters of healthy positive results, we are optimistic that the market price of the stock will reflect this trend and eliminate any need to take any action to maintain our NASDAQ listing.

Thank you for your continued support.



Neal E. Young                            David L. White
Chairman                        Chief Executive Officer

                                         April 11, 1997

INOTEK TECHNOLOGIES CORP.
STATEMENTS OF INCOME (unaudited)


                                      THREE MONTHS ENDED              NINE MONTHS ENDED
                                 FEBRUARY 28     FEBRUARY 29     FEBRUARY 28     FEBRUARY 29
                                     1997           1996            1997            1996
--------------------------------------------------------------------------------------------
NET SALES                       $  6,143,396    $  6,308,970    $ 18,000,592    $ 18,370,269

COST AND EXPENSES:
   COST OF SALES                   4,370,711       4,670,826      12,720,035      13,302,108
   SALES AND MARKETING               802,290         860,394       2,423,593       2,638,272
   GENERAL AND ADMINISTRATIVE        744,460         690,366       2,187,861       2,122,591
--------------------------------------------------------------------------------------------
   TOTAL COST AND EXPENSES         5,917,461       6,221,586      17,331,489      18,062,971
--------------------------------------------------------------------------------------------
OPERATING INCOME                     225,935          87,384         669,103         307,298
INTEREST EXPENSE                      (4,170)        (10,783)        (19,046)        (25,825)
--------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES         221,765          76,601         650,057         281,473
INCOME TAXES                         102,375          42,813         299,540         147,385
--------------------------------------------------------------------------------------------
NET EARNINGS                    $    119,390    $     33,788    $    350,517    $    134,088
============================================================================================
NET EARNINGS PER SHARE          $        .03    $        .01    $        .08    $        .03
============================================================================================

                           INOTEK TECHNOLOGIES CORP.
                                 BALANCE SHEETS

                                              FEBRUARY 28,    MAY 31,
                                                 1997          1996
-------------------------------------------------------------------------------
                                              (UNAUDITED)

                                    ASSETS
  CURRENT ASSETS
     CASH AND CASH EQUIVALENTS                 $  581,179   $  460,855
     TRADE RECEIVABLES (NET OF
     ALLOWANCE FOR DOUBTFUL
     ACCOUNTS OF $34,065 AND
     $77,809                                    3,285,779    2,644,022
     INVENTORIES                                2,146,282    2,002,231
     DEFERRED TAX ASSET                            60,974       75,572
     PREPAID EXPENSES & OTHER ASSETS              230,524       96,588
-------------------------------------------------------------------------------
  TOTAL CURRENT ASSETS                          6,304,738    5,279,268

  PROPERTY AND EQUIPMENT, NET                     286,911      351,958
  GOODWILL, NET                                 2,140,010    2,189,442
  OTHER ASSETS                                     74,416       65,238
  DEFERRED TAX ASSET                              192,762      164,538
-------------------------------------------------------------------------------
  TOTAL ASSETS                                 $8,998,837   $8,050,444
===============================================================================
                     LIABILITIES AND SHAREHOLDERS' EQUITY

  CURRENT LIABILITIES:
     ACCOUNTS PAYABLE                          $1,822,563   $1,423,116
     ACCRUED EXPENSES                             829,369      669,128
     INCOME TAXES PAYABLE                         174,908      110,777
     CURRENT PORTION OF NOTES PAYABLE             213,215      305,945
-------------------------------------------------------------------------------
  TOTAL CURRENT LIABILITIES                     3,040,055    2,508,964

  NOTES PAYABLE                                    88,785         --

  SHAREHOLDERS' EQUITY:
     COMMON SHARES, $.01 PAR VALUE
     AUTHORIZED SHARES -10,000,000
     ISSUED SHARES - 4,354,088
     OUTSTANDING SHARES - 4,354,088                43,541       43,541
  ADDITIONAL PAID-IN CAPITAL                    3,299,546    3,299,546
  RETAINED EARNINGS                             2,548,910    2,198,383
-------------------------------------------------------------------------------
  TOTAL SHAREHOLDERS' EQUITY                    5,891,997    5,541,480
-------------------------------------------------------------------------------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $8,998,837   $8,050,444
===============================================================================